                                                                    EXHIBIT 4.29

CONFORMED COPY

                                Dated 8 May 2007

     (1)  MINING INVESTMENTS (JERSEY) LIMITED as Chargor

     (2)  N M ROTHSCHILD & SONS LIMITED as Security Trustee for the Finance
          Parties

                                   ----------

                               CHARGE OVER SHARES
                                in MORILA LIMITED

                                   ----------

                          [MAYER BROWN ROWE & MAW LOGO]
                                     LONDON

                                    CONTENTS

CLAUSE                                                                      PAGE
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THIS AGREEMENT is dated 8 May 2007 and made between:

(1)  MINING INVESTMENTS (JERSEY) LIMITED a company incorporated in Jersey
     (registered number 68417) whose registered office is at La Motte Chambers,
     La Motte Street, St. Helier, JE1 1BJ (the "CHARGOR"); and

(2)  N M ROTHSCHILD & SONS LIMITED a company incorporated in England and Wales
     (registered number 00925279) whose registered office is at New Court, St
     Swithin's Lane, London EC4P 4DU in its capacity as security trustee for the
     Finance Parties pursuant to the Facilities Agreement (as defined below)
     (the "SECURITY TRUSTEE").

BACKGROUND:

(A)  By a revolving credit facility agreement (the "FACILITIES AGREEMENT") dated on or about the date of this Agreement and made between (1) Randgold
     Resources (Somilo) Limited as borrower (2) Randgold Resources Limited as a guarantor (3) various banks and other financial institutions as lenders (4)
     N M Rothschild & Sons Limited as the mandated lead arranger and (5) N M
     Rothschild & Sons Limited, in its capacity as agent and security trustee for the Finance Parties, the Lenders have made available a loan facility of
     U.S.$60,000,000 to the Borrower on the terms and conditions set out therein.

(B)  As a condition of the facilities referred to in Background (A), the Chargor is required to enter into this Agreement creating security over the Shares in favour of the Security Trustee on behalf of the Finance Parties.

THIS DEED WITNESSES THAT:

1.   DEFINITIONS AND INTERPRETATION

1.1  DEFINED TERMS

     In this Agreement (including the Background Statements):

     "BORROWER" has the meaning given to that term in the Facilities Agreement.

     "CHARGED COMPANY" means Morila Limited, a company incorporated under the laws of Jersey with registered number 74837.

     "COLLATERAL" means the Shares and the Derivative Rights.

     "DEFAULT RATE" shall have the same meaning and be calculated in accordance with Clause 3.4 (Post-Maturity Rate) of the Facilities Agreement.

     "DEMAND" means has the meaning given to that term in Clause 2.1 (Payment on
     Demand)

     "DERIVATIVE RIGHTS" means all rights of the Chargor derived from or connected to the Shares including, without limitation, any rights to receive additional shares, assets or rights or any offers in respect thereof (whether by way of bonus issue, option rights,

                                        1

     exchange, substitution, conversion or otherwise) or to receive monies
     (whether by way of redemption, return of capital, distribution, income or otherwise).

     "EVENTS OF DEFAULT" means any of the events or circumstances specified in
     Clause 5 (Events of Default).

     "FACILITIES AGREEMENT" means the facilities agreement referred to in
     Background (A).

     "FINANCE DOCUMENTS" has the meaning given to it in the Facilities
     Agreement.

     "LAW" means the Security Interests (Jersey) Law 1983.

     "OBLIGORS" means collectively the Borrower and the Guarantors.

     "RRL GROUP COMPANIES" has the meaning given to it in the Facilities
     Agreement and includes the Chargor and "RRL GROUP COMPANY" means any of them.

     "RRL GROUP COMPANY LIABILITIES" has the meaning set out in Clause 2.2
     (Meaning of RRL Group Company Liabilities).

     "SECURED LIABILITIES" means all present or future obligations and liabilities (whether actual or contingent, joint or several or as principal, surety or in any other capacity) of the Chargor to the Security
     Trustee pursuant to Clause 2.1 (Payment on Demand).

     "SHARES" means all shares registered in the name of the Chargor in the
     Charged Company from time to time (being, as at the date of this Agreement, one (1) ordinary share of U.S.$1 each, comprising fifty percent (50%) of the issued shares in the Charged Company).

1.2  CONTENTS AND HEADINGS

     The index and headings are included for convenience only and shall not affect the interpretation or construction of this Agreement.

1.3  REFERENCES

     In this Agreement, unless the context requires otherwise, any reference to:

     (a)  the SECURITY TRUSTEE, the CHARGOR, the CHARGED COMPANY, the BORROWER
          or any FINANCE PARTY, respectively, includes its successors in title and assigns and this Agreement shall be enforceable notwithstanding any change in the constitution of the Security Trustee, its absorption in or amalgamation with any other person or the acquisition of all or part of its undertaking by any other person;

     (b)  a PARTY or the PARTIES is to a party or the parties (as the case may
          be) to this Agreement;

     (c)  a RECITAL is to the relevant statement about the background to this
          Agreement made above under the heading "Background"; any reference to a CLAUSE or a SCHEDULE is to a clause of or schedule to this Agreement
          (as the case may be)

          and references made in a Schedule to PARAGRAPHS are to paragraphs of that Schedule;

     (d)  this AGREEMENT includes the Schedules, which form part of this
          Agreement for all purposes;

     (e)  a STATUTE or STATUTORY PROVISIONS includes any consolidation, re-enactment, modification or replacement of the same and any subordinate legislation in force under the same from time to time;

     (f)  the masculine, feminine or neuter GENDER respectively includes the other genders, references to the singular include the plural (and vice versa) and references to persons include firms, corporations and unincorporated associations;

     (g)  a DOCUMENT is to that document as varied, supplemented or replaced from time to time;

     (h)  a RIGHT includes any estate, interest, claim or other right of any kind, both present and future;

     (i)  the provision of CASH COVER is to the provision to the Security
          Trustee of an amount in cash equal to the Security Trustee's reasonable market determination of the maximum possible aggregate amount which the Chargor or a RRL Group Company may at any time become liable to pay to the Security Trustee in respect of the relevant contingent liabilities; and

     (j)  THIS SECURITY is to this Agreement and includes each separate or independent stipulation or agreement in this Agreement and the security created by, pursuant to or supplemental to it.

1.4  FINANCE DOCUMENT

     This Agreement is a Security Agreement for the purposes of Clause 11.1
     (Appointment) of the Facilities Agreement. In addition both parties acknowledge that this Agreement is a Finance Document.

1.5  SECURITY TRUSTEE

     The Security Trustee shall be the "SECURED PARTY", the Chargor shall be the
     "DEBTOR" and the Events of Default shall be the "EVENTS OF DEFAULT" for the purposes of the Law.

1.6  TERMS DEFINED IN THE FACILITIES AGREEMENT

     Words and expressions defined in the Facilities Agreement and not defined in this Agreement shall have the same meaning in this Agreement as in the
     Facilities Agreement.

2.   COVENANT TO PAY

2.1  PAYMENT ON DEMAND

     The Chargor shall on the Security Trustee's demand following an Event of
     Default (a "DEMAND") pay, discharge or (in the case of contingent liabilities (including any contingent liability in connection with Risk
     Management Agreements)) outstanding at any time when a Default has occurred and is continuing), provide cash cover (in an amount equal to such amount as the Security Trustee may demand but not more than the excess of (a) the
     Security's Trustee's reasonable market determination of the amount of the relevant contingent liability, less (b) any other cash cover for such contingent liability then provided pursuant to any other Finance Document)
     for the RRL Group Company Liabilities.

2.2  MEANING OF RRL GROUP COMPANY LIABILITIES

     In this security, the "RRL GROUP COMPANY LIABILITIES" means all moneys or liabilities due or owing by any RRL Group Company:

     (a)  under the Finance Documents or any current or other account or in any such manner;

     (b)  in respect of liabilities incurred under or in respect of foreign exchange transactions, interest rate swap agreements, other agreements or arrangements entered into by the Lenders or the Security Trustee for the purpose of limiting any RRL Group Company's currency or interest rate exposure or under any Risk Management Agreements;

     (c)  in respect of money or liabilities due or owing or incurred in sterling or any other currency, alone or jointly with others as principal or surety; and

     (d)  in respect of moneys or liabilities originally owing or incurred to the Finance Parties and those purchased or otherwise acquired by the
          Finance Parties,

     together with, in each such case, interest, commission and bank fees and charges applicable thereto. Such interest shall be calculated to the date of payment (as well after as before any Demand or judgment) at the Interest
     Rate and to be compounded at such intervals as the Security Trustee shall determine, acting reasonably.

2.3  CERTIFICATION CONCLUSIVE

     Any certification or determination by the Security Trustee of any amount payable or rate applicable under this Agreement shall be conclusive evidence as against the Chargor of the matter(s) to which it relates.

3.   CREATION OF SECURITY INTERESTS

     (a)  As a continuing security for the payment, performance and discharge of the Secured Liabilities, so that the Security Trustee shall have a first priority security interest in the Collateral pursuant to the
          Law, the Chargor hereby:

          (i)  assigns, transfers and otherwise makes over to the Security
               Trustee or its nominee title to the Shares and the Derivative
               Rights; and

          (ii) agrees that, to the extent that the Chargor shall not have assigned, transferred or otherwise made over to the Security
               Trustee or its nominee or perfected in favour of the Security
               Trustee or its nominee, title to any Shares, the Security Trustee or its nominee shall have possession of the certificates of title thereto/

     (b)  The Chargor hereby agrees that the security interests created by
          Clause 3(a) may exist concurrently.

4.   COVENANTS

     The Chargor covenants with the Security Trustee as set out in Schedule 1
     (Covenants) and warrants and represents to the Security Trustee as set out in Schedule 2 (Warranties).

5.   EVENTS OF DEFAULT

     There shall be an Event of Default if an "EVENT OF DEFAULT" as defined in the Facilities Agreement occurs, as if each such "EVENT OF DEFAULT" were set out in full herein.

6.   ENFORCEMENT BY THE SECURITY TRUSTEE

     (a)  If an Event of Default has occurred, the power of sale under the Law shall be exercisable in respect of the Collateral without any requirement to obtain any order of the Courts of Jersey immediately upon the Security Trustee serving on the Chargor a notice specifying the particular Event of Default complained of provided that, if the
          Event of Default complained of is capable of remedy, such power of sale shall only be exercisable if the Chargor has failed to remedy such Event of Default within 14 days following receipt of such notice by the Chargor.

     (b)  The Security Trustee may collect, receive or compromise and give a good discharge for any and all monies and claims for monies due and to become due for the time being comprised in the Collateral subject hereto.

7.   CONTINUING SECURITY

7.1  CONTINUING SECURITY

     This Agreement is a continuing security and shall secure the ultimate balance of the Secured Liabilities notwithstanding intermediate payment or discharge of the whole or part of the Secured Liabilities to the Security
     Trustee and also notwithstanding liquidation or other incapacity of the
     Chargor, or any change in the constitution or name of the Chargor or any other matter or thing.

7.2  SECURITY ADDITIONAL TO OTHER RIGHTS

     This Agreement is in addition to (and shall not merge with, otherwise prejudice or affect or be prejudiced or affected by) any other right, remedy, guarantee, indemnity or Security Interest which may be or have been created in favour of the Security Trustee in respect of the Secured
     Liabilities. Accordingly, this Agreement may be enforced notwithstanding the existence or invalidity of all or any of the same and also notwithstanding the Security Trustee at any time exchanging, releasing, varying, abstaining from perfecting or enforcing or otherwise dealing or omitting to deal with all or any of the same.

7.3  CHARGOR'S LIABILITY NOT DISCHARGED

     The liability of the Chargor under this Agreement shall not be discharged, reduced, impaired or affected by:

     (a)  any present or future bill, note, right, remedy, guarantee, indemnity or Security Interest held by or available to the Security Trustee or the Finance Parties being or becoming wholly or in part void, voidable or unenforceable on any ground whatsoever or by the Security Trustee or the Finance Parties from time to time exchanging, releasing, varying, abstaining from perfecting or enforcing or otherwise dealing or omitting to deal with all or any of the same;

     (b)  the Security Trustee or the Finance Parties compounding with, discharging, releasing or varying the liability of or granting any time, indulgence or concession to the Borrower, any other RRL Group
          Company or any other person or renewing, determining, varying or increasing any bill, promissory note or other negotiable instrument, accommodation, facility or transaction in any manner whatsoever or concurring in, accepting or varying any payment from the Borrower, any other RRL Group Company or any other person; or

     (c)  any act or omission which would not have discharged, impaired or affected the liability of the Chargor had it been primary obligor or by anything done or omitted which but for this provision might operate to discharge, reduce, impair or affect that liability.

8.   THIRD PARTY PROTECTION

     No purchaser, mortgagee or other person dealing with the Security Trustee shall be concerned:

     (a)  to enquire whether any of the Secured Liabilities have become due or payable or remain unpaid or undischarged or whether the power which the Security Trustee is purporting to exercise has become exercisable;
          or

     (b)  to see to the application of any money paid to the Security Trustee.

9.   COSTS AND EXPENSES

     The Chargor covenants with the Security Trustee to indemnify the Security
     Trustee fully (and in the case of legal costs and expenses on a solicitor and own client basis) on demand against all reasonable costs, expenses, liabilities, claims, demands, actions

     or proceedings of any kind properly incurred by (or made or brought against) the Security Trustee (or any manager or agent appointed by the
     Security Trustee):

     (a)  as a result of any failure by the Chargor to perform any of its obligations under this Agreement;

     (b)  in the exercise (or purported exercise) of any of the powers or rights conferred by this Agreement or by any other lien granted (whether by the Chargor, the Borrower or any third party) in respect of all or part of the Secured Liabilities; or

     (c)  in respect of any other matter or thing done or omitted relating to the Shares or the assets secured by any such other lien,

     together in each case with interest calculated on a daily basis from the date the same is incurred or becomes payable by the Security Trustee (as the case may be) at the Default Rate, such interest being compounded quarterly.

10.  CURRENCY

     Any payment by the Chargor under this Agreement shall be made in the currency (in this Clause 10, the "CONTRACTUAL CURRENCY") in which the relevant Secured Liabilities were denominated or incurred and shall be made to the Security Trustee in London. If in respect of any of the Secured
     Liabilities the Security Trustee receives payment or that Secured Liability is converted into a claim, proof, judgment or order, in either case in a currency other than the Contractual Currency, then:

     (a)  the Chargor shall indemnify the Security Trustee against any loss or liability resulting from the conversion;

     (b)  if the amount received by the Security Trustee, when converted into the Contractual Currency by the Security Trustee, is less than the amount of the relevant Secured Liability in the Contractual Currency, then the Chargor shall on demand pay to the Security Trustee an amount in the Contractual Currency equal to the difference; and

     (c)  the Chargor shall on demand pay to the Security Trustee any exchange costs and taxes payable in connection with any conversion referred to in this Clause 10.

11.  PAYMENTS; NO DEDUCTIONS

11.1 MAKING OF PAYMENTS

     All payments to be made by the Chargor under this Agreement shall be made in accordance with Clause 12.1 (Payments) of the Facilities Agreement as if
     the reference to a "Borrower" were to the Chargor.

11.2 PAYMENTS DUE ON NON-BUSINESS DAYS

     If any payment by the Chargor is due on a non-Business Day, the due date for payment shall instead be the next Business Day unless that is in the next calendar

     month, in which case, it shall be the preceding Business Day. During any extension of the due date of payment, interest shall be payable on the amount due at the rate payable on that amount on the original due date.

11.3 PAYMENTS TO BE MADE IN FULL

     All payments made or to be made by the Chargor under this Agreement shall be made in full, without any deduction, withholding, set-off or counterclaim on account of any taxes or of any claim the Chargor may have against the Security Trustee.

11.4 DEDUCTIONS REQUIRED BY LAW

     If the Chargor is compelled by law to make payment subject to any deduction or withholding in respect of tax, then it shall account for the same to the relevant authority as and when required by law, and shall pay to the
     Security Trustee all necessary additional amounts to ensure receipt and retention (free from any liability) by the Security Trustee of the full amount which it would have received had the payment not been subject to the deduction or withholding and shall promptly provide to the Security Trustee a certificate of deduction and such tax receipts and other documents as the
     Security Trustee may require.

11.5 APPLICATION OF INSUFFICIENT PAYMENTS

     If on any day the Security Trustee receive a payment insufficient to meet all amounts then due and payable by the Chargor under this Agreement, then the Security Trustee may apply such payment against those amounts in the order it thinks fit (overriding any application specified by the Chargor).

12.  SEVERABILITY

     If any part of any provision of this Agreement shall be or become invalid or unenforceable, then the remainder of such provision and all other provisions of this Agreement shall remain valid and enforceable.

13.  AMENDMENTS, WAIVERS AND RIGHTS

13.1 AMENDMENTS IN WRITING

     No amendment or variation of the terms of this Agreement shall be effective unless it is made or confirmed in a written document signed by the parties.

13.2 WAIVERS AND RELEASES

     No delay in exercising or non-exercise by the Security Trustee of any of its rights under or in connection with this Agreement shall operate as a release or waiver of that right. Rather, any such waiver or release must be specifically granted in writing signed by an authorised signatory of the
     Security Trustee and shall:

     (a)  be confined to the specific circumstances in which it is given;

     (b)  not affect any other enforcement of the same or any other right; and

     (c)  (unless it is expressed to be irrevocable) be revocable at any time in writing.

13.3 SECURITY TRUSTEE RIGHTS CUMULATIVE

     The rights and remedies of the Security Trustee under this Agreement are cumulative and not exclusive of any rights or remedies of the Security
     Trustee under the general law. The Security Trustee may exercise each of its rights as often as it thinks necessary.

13.4 SECURITY TRUSTEE DUTIES UNDER THIS SECURITY

     The Security Trustee shall be under no duty of any kind to the Chargor in respect of the exercise or non-exercise of any of its rights under this
     Agreement. The Chargor shall not rely on such exercise or non-exercise in any way.

14.  ASSIGNMENT

14.1 SECURITY TRUSTEE RIGHT TO ASSIGN

     The Security Trustee may assign all or any of their rights under this
     Agreement without any requirement to notify the Chargor or obtain its further consent provided that it has complied with the requirements of
     Clause 11.20(b) (Security Documents) of the Facilities Agreement. Any
     assignee or successor in title of the Security Trustee shall be treated for all purposes as if it had been an original party to this Agreement in addition to the Security Trustee.

14.2 WAIVER OF CONFIDENTIALITY RIGHTS

     Notwithstanding any confidentiality obligation imposed on the Security
     Trustee by law, it may disclose to any assignee, proposed assignee or person with whom from time to time it has or wishes to enter into an agreement in connection with this Agreement such information about the
     Chargor as it thinks fit. The Chargor irrevocably waives all rights of confidentiality in respect of such disclosure.

15.  FACILITIES AGREEMENT PROVISIONS

     The Facilities Agreement contains various provisions which purport to apply to the Finance Documents. Each of those provisions, including Clauses 11
     (The Agent and the MLA) 12 (General payment provisions and set-off, 13.4
     (Indemnification), 13.8 (Counterparts, Effectiveness, etc.), 13.12 (Other
     Transactions), and 13.15 (Entire Agreement) shall apply to this Agreement as if they were set out in full.

16.  LAW

     This Agreement shall be governed by, and construed in accordance with, the laws of Jersey and the parties hereby irrevocably agree for the exclusive benefit of the Security Trustee that the courts of Jersey are to have jurisdiction to settle any disputes which arise out of or in connection with this Agreement and that accordingly any suit, action or proceeding arising out of or in connection with this Agreement may be brought in such court.

EXECUTION:

The parties have duly executed this Agreement on the date set out at the beginning of this Agreement.

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                                   SCHEDULE 1
                                    COVENANTS

1.   NO DISPOSALS OR SECURITY INTERESTS

     The Chargor shall not without the prior written consent of the Security
     Trustee:

     (a)  sell, transfer or otherwise deal in any way with any of the Shares or permit any person other than the Chargor to be registered as holder of any of them; or

     (b)  create (or permit to continue or to be created) or suffer to subsist any Security Interest over any of the Shares (whether ranking in priority to, pari passu with or subsequent to this Agreement.

2.   DEPOSIT AND REGISTRATION

     Without prejudice to Clause 3(a) (Creation of Security Interests), the
     Chargor shall:

     (a)  transfer (or ensure that there are transferred) all or any of the
          Shares into the name of the Security Trustee or its nominees or
          Security Trustee as the Security Trustee may select. The Chargor agrees that the Security Trustee may hold all or any of such Shares in any nominees or other Security Trustee and that all of the Shares shall be held at the expense, risk and responsibility of the Chargor;

     (b)  deposit (or ensure that there are deposited) with the Security Trustee and permit the Security Trustee to hold and retain:

          (i)   all stock and share certificates and documents of title relating to the Shares;

          (ii)  transfers of the Shares duly completed in favour of the Security
                Trustee or otherwise as it may direct; and

          (iii) such other documents as the Security Trustee may from time to time require for perfecting its title to the Shares (duly
                executed by or signed on behalf of the registered holder) or for vesting or enabling it to vest the same in itself or its
                nominees or in any purchaser,

          to the intent that the Security Trustee may at any time without notice present them for registration;

     (c)  hold to the order of the Security Trustee and deposit with it forthwith (or ensure that there are so held and deposited) all documents of title and related documents from time to time relating to the Shares; and

     (d)  immediately upon written request from the Security Trustee execute and deliver to the Charged Company a notice materially in the form set out in Schedule 4 (Notice).

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3.   ISSUE OF SHARES

     The Chargor shall ensure that no Shares or other securities in the Charged
     Company will be issued or allotted and no agreement, option or arrangement to make or call for such issue or allotment will be made or granted without the Security Trustee's prior written consent.

4.   THE CHARGED COMPANY

     The Chargor shall ensure that the Charged Company does not, unless the prior written consent of the Security Trustee has been obtained:

     (a)  in any way modify the rights attached to any of the shares in its issued share capital;

     (b)  increase, consolidate, sub-divide or reduce its share capital;

     (c)  alter its memorandum or articles of association;

     (d)  purchase its own shares or reduce its share capital; or

     (e)  take any step to place itself in liquidation or pass any resolution to wind itself up.

5.   CALLS AND NOTICES

     The Chargor shall:

     (a)  duly and promptly pay (or ensure that there are paid) all calls, instalments or other payments which may be made or become due in respect of any of the Shares as and when the same become due from time to time; and

     (b)  provide the Security Trustee with a copy of any report, accounts, circular, notice or other item sent or provided to it (or to any person on its behalf) in connection with its holding of the Shares or any of them immediately on receipt them.

6.   NO PREJUDICE

     The Chargor shall not do or permit or suffer to be done anything (insofar as it is within the power of the Chargor) which may in any way depreciate, jeopardise or otherwise prejudice the value of the Shares and will immediately inform the Security Trustee of any such matter.

7.   FURTHER ASSURANCE

     The Chargor shall at its own expense execute and do all such assurances, acts and things the Security Trustee may require for perfecting or protecting the security granted pursuant to this Agreement over the Shares or any of them or for facilitating the realisation of the same and in the proper exercise of all powers, authorities and discretions vested in the
     Security Trustee. The Chargor shall in particular execute all transfers, conveyances, assignments, assurances and legal mortgages of such Shares

                                       12

     whether to the Security Trustee or to its nominees and any documents which the Security Trustee may require in order to create a first fixed charge over any moneys from time to time standing to the credit of the Suspense
     Account (as defined in Paragraph 1.3 of Schedule 3 (Powers of the Security
     Trustee)) and give all notices, orders and directions which the Security
     Trustee may reasonably require.

8.   WAIVERS OF PRE-EMPTION RIGHTS

     The Chargor shall ensure that all other shareholders of the Charged Company from time to time enter into waivers in a form satisfactory to the Security
     Trustee of all pre-emption rights and restrictions in the Articles of
     Association of the Charged Company from time to time or otherwise which may in any respect vary, restrict or affect the exercise of any rights which may arise in connection with the enforcement of this security or the transfer of the Shares to the Security Trustee or such other person as the
     Security Trustee may so direct.

                                       13

                                   SCHEDULE 2
                                   WARRANTIES

1.   TITLE

1.1  INITIAL SHARES

     The Chargor warrants and represents that with regard to the Shares:

     (a)  the Chargor is the sole beneficial legal owner free from any Security
          Interest;

     (b)  they are fully paid;

     (c)  there are no moneys or liabilities outstanding or payable in respect of them or any of them;

     (d)  the Chargor is lawfully entitled to create this security over them in favour of the Security Trustee;

     (e)  together they constitute not less than fifty per cent (50%) of the issued share capital of the Charged Company; and

     (f)  they are fully transferable to the Security Trustee or such other person as the Security Trustee shall direct without restriction and without prejudice to the generality of the foregoing in respect of the pre-emption rights or restrictions in the Articles of Association of the Charged Company all appropriate waivers have been obtained in respect of these from all other shareholders of the Charged Company, which are unconditional and irrevocable and legally binding and enforceable.

2.   NON-COMPETITION

     The Chargor warrants and represents that it has not taken or received and undertakes not to take or receive the benefit of any security (from the
     Borrower or any other person) extending to its liabilities under this
     Agreement.

                                       14

                                   SCHEDULE 3
                         POWERS OF THE SECURITY TRUSTEE

1.   DERIVATIVE RIGHTS

1.1  AFTER A DEMAND

     Following a Demand and for the purposes of preserving the value of the security granted pursuant to this Agreement, or of realising it, the
     Security Trustee or its nominees may exercise in the name of the Chargor or otherwise (without any further consent or authority on the part of the
     Chargor) any Derivative Rights attached to the Shares and any powers or rights which may be exercisable by the person in whose name the Shares are registered or by the bearer or absolute owner of the Shares including the receipt of dividends or other like payments.

1.2  PRIOR TO DEMAND

     For the avoidance of doubt, (unless otherwise agreed in writing between the
     Chargor and Security Trustee), the Security Trustee shall remain absolutely entitled to the Derivative Rights. Notwithstanding the above, until the
     Security Trustee has made a demand, the Chargor will be entitled to retain, exercise and deal with the Derivative Rights as it, in its absolute discretion, thinks fit (provided that it will not do or permit to suffer to be done anything which in any way may depreciate, jeopardise or prejudice the value of the security) and the Security Trustee shall:

     (a)  account to the Chargor for all such Derivative Rights received by it and forward to the Chargor any communications relating to those
          Derivative Rights which are received by it promptly on such receipt;
          and

     (b)  make available to the Chargor such of the documents deposited with it
          (or their nominees) pursuant to this Agreement and, at the Chargor's cost and expense, execute such documents and take such other action as the Chargor shall require in order to enable the Chargor to receive or as the case may be exercise or deal with such Derivative Rights, save that the Security Trustee shall be entitled to refuse to execute any such documents or take such action if to do so would, in the Security
          Trustee opinion, threaten the validity of this security, or otherwise be in breach of the terms of this Agreement.

1.3  SUSPENSE ACCOUNT

     Monies received, recovered or realised by the Security Trustee under this
     Agreement may, at the discretion of the Security Trustee, be credited to a separate or suspense account (a "SUSPENSE ACCOUNT") for so long as the
     Security Trustee may think fit without any intermediate obligation on the part of the Security Trustee to apply the same in or towards payment and discharge of the Secured Obligations provided that, in the event that the aggregate amount standing to the credit of such account is sufficient to pay and discharge the Secured Obligations in full, in which case such amounts shall be applied towards such payment and discharge.

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2.   DELEGATION AND APPOINTMENT OF ATTORNEYS

2.1  SECURITY TRUSTEE MAY DELEGATE

     The Security Trustee may at any time and from time to time delegate to any person or persons all or any of the powers, authorities and discretions which are exercisable by it under this Agreement. Any such delegation may be made by power of attorney or in any other manner, on such terms
     (including power to sub-delegate) and subject to such regulations as the
     Security Trustee may think fit. The Security Trustee shall not in any way be liable or responsible to the Chargor for any loss or damage arising from any act, default, omission or misconduct on the part of any such delegate or sub-delegate.

2.2  APPOINTMENT AS ATTORNEY

     The Chargor, in accordance with Article 5(2)(a) of the Powers of Attorney
     (Jersey) Law, 1995, hereby irrevocably appoints the Security Trustee and every delegate or sub-delegate appointed pursuant to Paragraph 2.1 separately to be its attorney on its behalf, in its name and as its act or deed:

     (a)  to execute and do all such assurances, acts and things as the Chargor is required to execute and do under the Finance Documents (including to execute in favour of the Security Trustee or its nominees any document required by the Security Trustee under Schedule 1, Paragraph
          7 (Further Assurance)); and

     (b)  to seal and deliver and otherwise perfect or do any deed, assurance, agreement, instrument, act or thing which it or he may deem proper or desirable in or for the purpose of exercising any of the powers, authorities and discretions conferred by this Agreement or by law on the Security Trustee and/or which the Security Trustee may deem necessary or desirably for creating, maintaining or enforcing the security contemplated hereunder, giving full effect to this Agreement or for securing or protecting the rights of the Security Trustee hereunder or under the Law.

     The Chargor by this Agreement ratifies and confirms and agrees to ratify and confirm anything which any such attorney may do in the proper and lawful exercise or purported exercise of all or any of the powers, authorities and discretions referred to in this Paragraph 2.2.

3.   RELEASES CONDITIONAL

3.1  CONDITIONAL RELEASE

     Any release, settlement, discharge, re-assignment or arrangement (in this
     Paragraph 3 a "RELEASE") given or made by the Security Trustee on the faith of any assurance, security or payment shall be conditional on that assurance, security or payment not being avoided, reduced or ordered to be repaid under any enactment relating to liquidation, bankruptcy or insolvency. If such avoidance or reduction occurs or such order is made, the release given by the Security Trustee shall not prejudice the right of the Security Trustee to enforce the security granted pursuant to this
     Agreement in respect of the Secured Liabilities and as between the Chargor and the Security Trustee

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     this security shall (notwithstanding the release) be deemed to have remained at all times held by the Lenders as security for the Secured
     Liabilities.

3.2  RETENTION OF SECURITY

     The Security Trustee may in its absolute discretion retain all or part of this Agreement as security for the Secured Liabilities for a period of 25 months after the Secured Liabilities shall have been paid and discharged in full. If at any time within that period of 25 months a petition is presented to a competent court for a winding-up or administration order to be made in respect of the Chargor or steps are taken to wind up the Chargor voluntarily, then the Security Trustee may continue to retain all or part of this Agreement for such further period as the Security Trustee in its absolute discretion shall determine.

4.   REMEDYING DEFAULTS

     If the Chargor fails to take any action required of it in this Schedule then the Security Trustee may (without prejudice to any other right it may have) take such action (including but not limited to the action so required but not taken by the Chargor) on the Chargor's behalf as it thinks fit and the Chargor shall indemnify the Security Trustee against any costs and expenses incurred in doing so in accordance with Clause 8 (Costs and
     Expenses).

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                                   SCHEDULE 4
                                     NOTICE

TO:       [NAME OF COMPANY] (the "COMPANY")

          [ADDRESS] [Ensure that this is the "proper address" as per Article 10 of the Law i.e. the registered or principal office.]

FROM:     [NAME OF CHARGOR] (the "CHARGOR")

AND FROM: [NAME OF SECURITY TRUSTEE] (the "SECURITY TRUSTEE")

We hereby give you notice that, pursuant to a security interest agreement dated
[Date] made between the Chargor and the Security Trustee, the Chargor has
assigned to [the Security Trustee] [or specify name if assigned to Security
Trustee's nominee] title to [Number] [Class] shares [of [Value] each] in the
Company (being the entire issued share capital of the Company) (the "SHARES")
together with all rights of the Chargor derived from or connected to the Shares
(the "DERIVATIVE RIGHTS").

This notice may not be varied or revoked without the Security Trustee's prior written consent.

This notice may be executed in any number of counterparts and by each party on a separate counterpart each of which counterparts when so executed and delivered shall be an original but all such counterparts shall together constitute one and the same instrument.

This notice shall be governed by and construed in accordance with the laws of
Jersey.

Date: [Date]

For and on behalf of
[NAME OF CHARGOR]

For and on behalf of
[NAME OF SECURITY TRUSTEE]

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EXECUTION:

THE CHARGOR

SIGNED by Roger Williams, Director duly   )  Roger Williams
authorised for and on behalf of MINING    )
INVESTMENTS (JERSEY) LIMITED              )

THE SECURITY TRUSTEE

SIGNED by Christopher Coleman and         )  Christopher Coleman
Alan Park, duly authorised for and on     )
behalf of N M ROTHSCHILD & SONS LIMITED   )  Alan Park

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